-------------------------
                                                       OMB APPROVAL:______
                                                       -------------------------
           UNITED STATES                               OMB NUMBER: 3235-0167
SECURITIES AND EXCHANGE COMMISSION                     EXPIRES: October 31, 2007
      Washington, D.C. 20549                           ESTIMATED average burden
                                                       per response:....1.50
            FORM 15                                    -------------------------


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-28117

                                  Eco-Rx, Inc.
             (Exact name of registrant as specified in its charter)

                2051 NE 191st Drive, North Miami Beach, FL 33179
                                 (305) 937-1862
       ------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.001 par value
                        Preferred Stock, $.001 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
        -----------------------------------------------------------------
        Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [X]                Rule 12h-3(b)(1)(i) [ ]
       Rule 12g-4(a)(1)(ii)    [ ]              Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)    [ ]              Rule 12h-3(b)(2)(ii)  [ ]

Approximate number of holders of record as of the certification or notice date:
174

Pursuant to the requirements of the Securities Exchange Act of 1934, Eco-Rx, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date:    September 28, 2005                           By: /s/ Joseph Peiken
                                                          ----------------------
                                                         Joseph Peiken, Chairman


Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.